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                                                                    Exhibit 10.7



                        Ongoing Businesses Tax Agreement



                           dated as of April 30, 2002



                                     between



                              The MONY Group, Inc.



                                       and



                               MONY Holdings, LLC

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                        ONGOING BUSINESSES TAX AGREEMENT

ONGOING BUSINESSES TAX AGREEMENT (this "Agreement"), dated as of April 30, 2002, between The MONY Group, Inc., a Delaware corporation ("Parent") and MONY Holdings, LLC, a Delaware limited liability company ("Holdings").

                                    RECITALS

          WHEREAS, MONY Life Insurance Company, a New York stock life insurance company that is directly wholly-owned by Holdings ("MONY Life"), and each subsidiary of MONY Life that is a member of the Parent tax affiliated group will be parties to the Agreement to Allocate Consolidated Federal Income Tax Liability effective as of January 1, 1994 (as it may be amended from time to time, the "Affiliated Group's Tax Sharing Agreement");

          WHEREAS, under the Affiliated Group's Tax Sharing Agreement, MONY Life and each of its subsidiaries that is a member of the Parent tax affiliated group will be required to make a payment to, or entitled to receive a payment from, Parent with respect to each entity's allocated share of the Parent affiliated group's United States federal income tax liability and benefits;

          WHEREAS, Parent and Holdings desire that for tax purposes the Closed Block Business within MONY Life (it being understood that there is no Closed Block Business within any subsidiary of MONY Life) will be treated as if it were a consolidated subsidiary under the Affiliated Group's Tax Sharing Agreement (and, in addition, the Ongoing Businesses within MONY Life will be treated as if it were a consolidated subsidiary under the Affiliated Group's Tax Sharing Agreement);

          WHEREAS, Parent and Holdings wish to establish arrangements for the allocation and payment of the amounts due to and from MONY Life and its subsidiaries that are members of the Parent tax affiliated group, on the one hand, and Parent on the other, under the Affiliated Group's Tax Sharing Agreement and to provide (i) in this Agreement for the allocation and payment of certain tax benefits and tax liabilities attributable to the Ongoing Businesses of each legal entity (including Parent, Holdings, MONY Life and each subsidiary of MONY Life that is a member of the Parent tax affiliated group) (it being understood that the entirety of the business of Parent and of each subsidiary of MONY Life is attributable to the OB Businesses) and (ii) in a separate agreement (the "CBB Tax Agreement") entered into by Parent and Holdings concurrently with the entering into of this Agreement, for the allocation and payment of certain tax benefits and tax liabilities attributable to the Closed Block Business of MONY Life and Holdings; and

          WHEREAS, Parent and Holdings wish to establish arrangements for the netting of certain payments due under this Agreement and the CBB Tax Agreement to insure that no entity will, on any Payment Date (as defined herein), be both making a payment to another entity and receiving a payment from that other entity and wish to set

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forth these netting procedures in detail in the CBB Tax Agreement (and not in this Agreement);

          NOW, THEREFORE, in consideration of these premises and of the mutual agreements and covenants contained herein, Parent and Holdings agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Indenture. In addition, as used in this Agreement, the following terms have the following meanings:

          "Affiliated Group's Tax Sharing Agreement" has the meaning specified in the recitals to this Agreement.

          "CBB Tax Agreement" has the meaning specified in the recitals to this Agreement.

          "CB Debt" means the senior, secured indebtedness of Holdings to be issued pursuant to the Indenture.

          "Holdings" has the meaning specified in the preamble to this Agreement.

          "Indenture" means the Indenture, dated as of April 30, 2002, by and among Holdings, Ambac Assurance Corporation, Parent and Bank One Trust Company, N.A.

          "Member of the Domestic Life Insurance Group" has the meaning specified in Section 2.02 hereof.

          "MONY Life" has the meaning specified in the recitals to this Agreement.

          "Parent" has the meaning specified in the preamble to this Agreement.

          "Payment Date" means any date of settlement or payment referred to in the Affiliated Group's Tax Sharing Agreement.

          "Tax Agreements" means this Agreement and the CBB Tax Agreement.

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                                   ARTICLE II

                          TAX ALLOCATIONS AND PAYMENTS

          Section 2.01. Computation and Payment of U.S. Federal, State and Local Tax Liabilities and Benefits Allocated to Holdings.


          (a) Holdings will be allocated a federal, state and local income tax liability or a federal, state and local income tax benefit (associated with deductions and credits) with respect to its Ongoing Businesses, calculated as if Holdings' Ongoing Businesses were a separate subsidiary subject to the Affiliated Group's Tax Sharing Agreement.

          (b) Holdings' Ongoing Businesses will not be allocated any federal, state or local income tax benefits associated with the CB Debt.

          (c) Holdings agrees to pay to Parent an amount equal to any tax liability allocated to Holdings pursuant to this Section 2.01 and Parent agrees to pay to Holdings an amount equal to any tax benefit allocated to Holdings pursuant to this Section 2.01 (in accordance with Sections 2.04 and 2.05 hereof).

          Section 2.02. Payments from Members of the Domestic Life Insurance Group.

          (a) Parent agrees to irrevocably instruct MONY Life and each of its subsidiaries that is a member of the Parent tax affiliated group (each, including MONY Life, a "Member of the Domestic Life Insurance Group") for the benefit of Holdings, until such time as Holdings has repaid the CB Debt or is released from its obligations under the CB Debt and to the Insurer, to pay to Holdings any amounts such Member owes to Parent under the Affiliated Group's Tax Sharing Agreement that are attributable to such Member's Ongoing Businesses, subject, in the case of MONY Life, to Section 3.01 of the CBB Tax Agreement. Holdings agrees to pay such amounts to Parent (in accordance with Sections 2.04 and 2.05 hereof). Parent hereby agrees that until such time as Holdings has repaid the CB Debt or is released from its obligations under the CB Debt and to the Insurer, Parent will not exercise the option set forth in the penultimate sentence of the first paragraph of Section (6) of the Affiliated Group's Tax Sharing Agreement.

          (b) In no event will any Member of the Domestic Life Insurance Group be obligated to pay under the Affiliated Group's Tax Sharing Agreement and the Tax Agreements, taken together, any amount (after taking into account, in the case of MONY Life, any netting under Section 3.01 of the CBB Tax Agreement) in excess of the amount such Member would otherwise have been obligated to pay under the Affiliated Group's Tax Sharing Agreement.

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          Section 2.03. Payments to Members of the Domestic Life Insurance
Group.

          Holdings agrees that, until such time as Holdings has repaid the CB Debt or is released from its obligations under the CB Debt and to the Insurer, it will pay to each Member of the Domestic Life Insurance Group any amounts owed to such Member by Parent under the Affiliated Group's Tax Sharing Agreement that are attributable to such Member's Ongoing Businesses. Parent agrees to pay such amounts to Holdings (in accordance with Sections 2.04 and 2.05 hereof).

          Section 2.04. Timing of Tax Allocation Computations and Payments.

          The amounts due under Sections 2.01, 2.02 and 2.03 hereof will, subject to Sections 3.01, 3.02 and 3.04 of the CBB Tax Agreement, be payable on the corresponding Payment Dates under the Affiliated Group Tax Sharing Agreement.

          Section 2.05. Netting of Payments Between Parent and Holdings.

          Subject to Sections 3.01, 3.02 and 3.04 of the CBB Tax Agreement, all payments to be made by Parent to Holdings, and all payments to be made by Holdings to Parent, on any Payment Date under this Agreement will be netted and set off against one another, and only a single payment of the net amount due will be payable by the party owing the larger amount.

          Section 2.06. Payments Made to/from Outside of Debt Service Coverage Account.

          All payments made or received by Holdings under this Agreement will be made from or held outside the Debt Service Coverage Account (subject to Sections
3.03 and 3.05 of the CBB Tax Agreement) and will not be made from or added to the Collateral.

                                  ARTICLE III

                     ALLOCATION OF ADJUSTMENTS AND PENALTIES

          In determining the amount of tax liabilities and tax benefits attributable to the Ongoing Businesses within each entity (including Holdings)
(i) in the case of any adjustment attributable to the settlement or other resolution of a tax controversy or the filing of an amended tax return (to the extent related to a tax period covered by the Tax Agreements), the Ongoing Businesses within each entity will be allocated their appropriate shares of any tax and related interest liability or tax and related interest benefit arising therefrom (as if they were a single consolidated subsidiary under the Affiliated Group's Tax Sharing Agreement) and (ii) in the case of any penalties due, the penalties will be allocated to the Ongoing Businesses within each entity (as if they were a single consolidated subsidiary under the Affiliated Group's Tax Sharing Agreement) in

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the manner described in the Affiliated Group's Tax Sharing Agreement. Parent
generally intends that this allocation not result in penalties being allocated to any entity (or the Ongoing Businesses within any entity) that did not contribute to the activity that gave rise to the penalty.

                                   ARTICLE IV

                                 INTERPRETATION

          Section 4.01. General.

          The parties intend that this Agreement (together with the CBB Tax Agreement) be consistent with the Affiliated Group's Tax Sharing Agreement and that it be interpreted and applied accordingly.

          Section 4.02. No Double Counting of Any Tax Item.

          The parties intend that the provisions of this Agreement and the CBB Tax Agreement be applied in a manner that prevents any item of income, deduction, gain, loss, credit, tax cost or tax benefit from being taken into account more than once.

          Section 4.03. Duplicative Provisions.

          If any provision of this Agreement is duplicative of any provision of the CBB Tax Agreement, the two provisions will together be applied only once and any payment or other action taken pursuant thereto shall be considered to have been made pursuant to both provisions.

          Section 4.04. Nature of Payments.

          Unless otherwise provided herein, any net payment required under this Agreement from one corporation (or limited liability company) to another corporation (or limited liability company) shall be a timely cash payment rather than an internal book adjustment.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, and their respective seals to be hereunto affixed and attested, all as of the day and year first above written.

                                 THE MONY GROUP, INC.


                                 By:  /s/ Bart Schwartz
                                      ------------------------------------------
                                      Name:  Bart Schwartz
                                      Title: Senior Vice President
                                               and General Counsel

                                 MONY HOLDINGS, LLC


                                 By:  /s/ Richard Daddario
                                      ------------------------------------------
                                      Name:  Richard Daddario
                                      Title: Chief Financial Officer